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                                  EXHIBIT 99.1

SALES TRENDS

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

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Sales for the three months ended on the date shown, compared to the same period in the prior year:
                                  02/28/03      03/31/03     04/30/03      05/31/03     06/30/03      07/31/03
                                  --------      --------     --------      --------     --------      --------
Cooper Industries                  (0-2)%         (2)%        (1-3)%        (0-2)%         1%           1-3%

Electrical Products                (1-3)%         (2)%        (2-4)%        (2-4)%       (0)%           0+/-

Tools & Hardware                   (0-2)%         (1)%         3-5%         10-12%         9%          9-11%
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OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDED JULY 31, 2003.

COOPER INDUSTRIES

Sales for the three months ended July 31, 2003, increased 1-3% compared with last year.

     o Translation effects continue to benefit the revenue comparisons.

ELECTRICAL PRODUCTS

Sales for the three months ended July 31, 2003, were relatively unchanged compared with last year.

     o Industrial markets worldwide remain soft, impacting sales of hazardous duty electrical construction materials and circuit protection products.

     o Commercial construction markets remained weak, resulting in lower overall demand for light fixtures, wiring devices and electrical support structures.

     o Electronic and telecom market demand continued to be soft, leading to reduced sales of electronic components, circuit protection products and enclosures.

     o Sales of power equipment products were weak, reflecting domestic utilities' unwillingness to invest heavily in distribution system improvements due to ongoing weakness in end markets and their financial condition.

     o European sales of lighting fixtures and security products increased, primarily reflecting currency translation gains. Real demand for these products was down modestly for the period.

     o Product sales through the retail channel continue to be strong. Expanded market coverage of "big box" chains and a healthy residential market are reflected in the sales of lighting fixtures and wiring devices.

TOOLS AND HARDWARE

Sales for the three months ended July 31, 2003, improved 9-11% compared with last year.

     o North American industrial, automotive and commercial aircraft end-markets remained weak, impacting sales of power tools and automated assembly equipment. Despite this, overall power tool sales were up significantly, reflecting strong international power tool and automated assembly equipment shipments.

     o Sales of hand tools improved slightly compared to the prior period, reflecting stabilized markets, though at low levels.


Note: Includes impacts of acquisitions and divestitures, when applicable.